Exhibit 99.1

Masimo Reports First Quarter 2010 Financial Results

Q1 2010 Highlights:

•	Total revenues rose 15.5% to $98.8 million, compared to the first quarter 2009

•	Product revenues rose 15.3% to $85.9 million, compared to the first quarter 2009

•	Shipments of Masimo SET and Masimo Rainbow SET units rose 34% to 37,100 units, compared to the first quarter 2009

•	Rainbow revenues rose 71.3% to $5.3 million, compared to the first quarter 2009

•	GAAP EPS of $0.44 included a $0.20 net gain related to antitrust lawsuit victory. Adjusted EPS of $0.24, compared to $0.22 in the first quarter of 2009

Irvine, California, May 4, 2010 – Masimo (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through Motion and Low Perfusion pulse oximetry, today announced its financial results for the first quarter of 2010.

Masimo’s total revenues for the first quarter were $98.8 million, up 15.5% from $85.5 million for the first quarter of 2009. Masimo’s first quarter product revenues rose 15.3% to $85.9 million, compared to $74.5 million for the first quarter of 2009. Revenues from Masimo Rainbow SET products rose 71.3% to $5.3 million in the first quarter, compared to $3.1 million for the first quarter of 2009.

Net income for the first quarter was $26.7 million, or $0.44 per diluted share, including the after-tax impact of $30.1 million in proceeds from the antitrust lawsuit victory against Covidien, partially offset by $10.9 million in related, incremental one-time SG&A expenses. Excluding this net one-time pre-tax gain of $19.2 million, net income for the first quarter was $14.3 million, or $0.24 per diluted share, compared to net income of $13.0 million, or $0.22 per diluted share, in the first quarter of 2009.

During the first quarter, the company shipped 37,100 Masimo SET pulse oximetry and Masimo Rainbow SET Pulse CO-Oximetry units, excluding handheld units, compared to 27,700 in the same period last year. Masimo estimates its worldwide installed base as of April 3, 2010 to be approximately 757,000 units, up 16% from approximately 651,000 for the same period last year.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo’s mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and new applications. Toward this mission, we made solid progress through double-digit growth in our core Masimo SET pulse oximetry and a 71% increase in sales of Masimo Rainbow Pulse CO-Oximetry, which includes the first-ever continuous and noninvasive hemoglobin measurement. The 34% year-over-year growth in unit shipments of Masimo SET and Masimo Rainbow monitors and OEM boards reflects strong sales to OEMs and growing demand for both our Rainbow platform, and Patient SafetyNet system for the general floor.”

As of April 3, 2010, cash, cash equivalents and short-term investments totaled $112.1 million, compared to $189.0 million as of January 2, 2010. The decline is due to the March 31, 2010 dividend payment of $117.5 million, partially offset by operating cash flow and the net proceeds from the antitrust lawsuit.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation code for both dial-in numbers is 69324525. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate web site at www.masimo.com. After the live webcast, the call will be available on Masimo’s website through June 4, 2010. In addition, a telephonic replay of the call will be available through May 18, 2010. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 69324525.

About Masimo

Masimo (Nasdaq: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET® Pulse CO-OximetryTM, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVI®, in addition to SpO2, pulse rate, and perfusion index (PI). In 2009, Masimo introduced Masimo Rainbow SET® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRaTM). Masimo’s Rainbow platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the risk that the implementation of our international realignment, will not produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Sheree Aronson

Vice President, Investor Relations

Masimo Corporation

(949) 297-7043

saronson@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Radical-7, Rad-87, Rad-57,Rad-9, Rad-8, Rad-5, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	April 3, 2010	January 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$36,153	$132,054
Short-term investments	75,986	56,989
Accounts receivable, net of allowance for doubtful accounts	46,038	38,897
Royalties receivable	12,000	11,500
Inventories	33,699	31,559
Prepaid expenses	4,057	5,447
Deferred tax assets	11,586	11,585
Other current assets	1,550	1,357

Total current assets	221,069	289,388
Deferred cost of goods sold	30,026	28,163
Property and equipment, net	12,302	11,682
Deferred tax assets	11,520	11,500
Intangible assets, net	9,780	9,829
Other assets	6,577	5,783

Total assets	$291,274	$356,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,949	$16,716
Accrued compensation	15,061	17,793
Accrued liabilities	9,614	9,754
Income taxes payable	10,498	477
Deferred revenue	17,261	14,641
Current portion of capital lease obligation	61	60

Total current liabilities	73,444	59,441
Deferred revenue	2,079	270
Capital lease obligation, less current portion	155	171
Other liabilities	7,076	6,775

Total liabilities	82,754	66,657

Stockholders’ equity
Common stock	59	58
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	205,782	195,690
Accumulated other comprehensive income	127	63
Retained earnings	3,316	94,112

Total Masimo Corporation stockholders’ equity	208,075	288,714
Noncontrolling interests	445	974

Total stockholders’ equity	208,520	289,688

Total liabilities and stockholders’ equity	$291,274	$356,345

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	April 3, 2010	April 4, 2009
Revenue:
Product	$85,866	$74,497
Royalty	12,899	10,995

Total revenue	98,765	85,492
Cost of goods sold	29,228	24,745

Gross profit	69,537	60,747
Operating expenses:
Research and development	9,410	7,767
Selling, general and administrative	49,311	32,880
Antitrust litigation expense (proceeds)	(29,968)	14

Total operating expenses	28,753	40,661

Operating income	40,784	20,086
Non-operating expense	(347)	(287)

Income before provision for income taxes	40,437	19,799
Provision for income taxes	14,273	6,535

Net income including noncontrolling interests	26,164	13,264
Net (income) loss attributable to the noncontrolling interests	546	(243)

Net income attributable to Masimo Corporation	$26,710	$13,021

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.46	$0.23

Diluted	$0.44	$0.22

Cash dividend declared per share	$2.00	$—

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	April 3, 2010	April 4, 2009
Cash flows from operating activities:
Net income including noncontrolling interests	$26,164	$13,264
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,577	1,508
Share-based compensation	2,818	2,640
Provision for doubtful accounts	233	199
Provision for obsolete inventory	249	127
Provision for warranty costs	619	495
Income tax benefit from exercise of stock options granted prior to January 1, 2006	555	435
Excess tax benefit from share-based payment arrangements	(1,383)	(65)
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,375)	(5,467)
(Increase) decrease in royalties receivable	(500)	547
Increase in inventories	(2,388)	(2,585)
Increase in deferred cost of goods sold	(1,902)	(253)
Decrease in prepaid expense	1,375	1,065
Increase in other assets	(1,013)	(940)
Increase in accounts payable	4,256	71
Decrease in accrued compensation	(2,646)	(2,349)
Increase (decrease) in accrued liabilities	(724)	342
Increase (decrease) in income taxes payable	11,401	(6,130)
Increase in deferred revenue	4,429	2,678
Increase in other liabilities	313	137

Net cash provided by operating activities	36,058	5,719

Cash flows from investing activities:
Purchase of short-term investments	(75,986)	—
Proceeds from sale and maturities of short-term investments	56,989	—
Purchases of property and equipment	(1,885)	(676)
Increase in intangible assets	(264)	(340)
Decrease in restricted cash	—	21

Net cash used in investing activities	(21,146)	(995)

Cash flows from financing activities:
Repayments on long-term debt	(15)	(79)
Proceeds from issuance of common stock	5,354	739
Excess tax benefit from share-based payment arrangements	1,383	65
Dividends paid	(117,506)	—

Net cash provided by (used in) financing activities	(110,784)	725
Effect of foreign currency exchange rates on cash	(29)	(112)

Net increase (decrease) in cash and cash equivalents	(95,901)	5,337
Cash and cash equivalents at beginning of period	132,054	146,910

Cash and cash equivalents at end of period	$36,153	$152,247